Exhibit 10.46
DATED 31st July 2009
MIE HOLDINGS CORPORATION
as Mortgagor
- and -
CITIC KA WAH BANK LIMITED
as Offshore Security Agent
on its own behalf and as agent and trustee
for the Finance Parties referred to herein

SHARE MORTGAGE
of
MI ENERGY CORPORATION

Baker & MÇKenzie
14th Floor Hutchison House
Hong Kong

Schedules

THIS DEED is made on the 31st day of July 2009
BETWEEN:
(1)	MIE HOLDINGS CORPORATION, a corporation duly and validly existing under the laws of Cayman Islands with its registered office at c/o the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Mortgagor”); and
(2)	CITIC KA WAH BANK LIMITED, in its capacity as Offshore Security Agent on its own behalf and as agent and trustee for the Finance Parties (as defined in the Facility Agreement referred to below) from time to time, and its successors (in such capacity, the “Offshore Security Agent”).
WHEREAS:
(A)	By a US$200,000,000 transferable term loan and revolving credit facility agreement (the “Facility Agreement”) dated 28 July 2009 made between (1) MI Energy Corporation as borrower (the “Borrower”), (2) the banks and other financial institutions named therein as lenders, (3) CITIC Ka Wah Bank Limited as facility agent, (4) China CITIC Bank Corporation Limited, Guangzhou Branch as onshore security agent and (5) the Offshore Security Agent, the Lenders (as defined in the Facility Agreement) have agreed to make available to the Borrower a loan facility of up to two hundred million US Dollars (US$200,000,000) upon the terms set out therein.
(B)	The Offshore Security Agent is acting as agent and trustee for the Finance Parties pursuant to the Facility Agreement and as agent and trustee for the Finance Parties pursuant to this Deed.
(C)	It is a condition precedent to the Lenders making the Facility available to the Borrower that the Mortgagor enters into this Deed.
NOW THIS DEED WITNESSES as follows:
1.	INTERPRETATION

1.1	Definitions and Construction. In this Deed, unless the context requires otherwise:
(a)	terms and expressions defined in or construed for the purposes of the Facility Agreement shall have the same meanings or be construed in the same manner when used in this Deed;

(b)	the expression “Offshore Security Agent” shall mean the Offshore Security Agent acting in its capacity as trustee for itself and the other Finance Parties pursuant to the trust declared by Clause 1.2 in respect of holding, releasing and/or reassigning the rights, benefits and interests conferred by Clause 2.1 and, in all other contexts shall mean the Offshore Security Agent on its own behalf and in its capacity as agent and trustee for the Finance Parties and the expression “Finance Parties” shall have the meaning ascribed to it in the Facility Agreement;

(c)	“Dividends” means all dividends, interest and other sums which are or may become payable by the Borrower to any person in its capacity as shareholder of the Borrower and includes:
(i)	the right to receive any and all such sums and all claims in respect of any default in paying such sums; and

(ii)	all forms of remittance of such sums and any bank or other account to which such sums may be paid or credited;
(d)	“Secured Indebtedness” means all and any sums (whether principal, interest, fees or otherwise) which are now or at any time may become payable by the Borrower under the Facility Agreement and each of the other Finance Document to which it is a party and all other monies hereby secured;
(e)	“Shares” means all those shares constituting the entire issued share capital from time to time of the Borrower the particulars of which at the date of this Deed are set out in Schedule 1 and, where the context permits, includes the Dividends and those stocks, shares, rights, monies and other property referred to in Clause 2.4.
1.2	Trust. All rights, benefits and interests granted to or conferred upon the Offshore Security Agent pursuant to Clause 2.1 and all other rights, powers and discretions granted to or conferred upon the Offshore Security Agent under this Deed shall be held by the Offshore Security Agent on trust for the benefit of itself as agent and trustee and for the Finance Parties from time to time. The Offshore Security Agent may do all acts within its power to administer and manage the trust constituted by this Clause including any full or partial release and/or re-assignment by deed of the rights, benefits and interests conferred by Clause 2.1 or the release of any Shares from this Deed. The trust constituted by this Clause shall come into existence on the date of this Deed and shall last for so long as any part of the Secured Indebtedness remains unpaid or the performance of any obligation under any Finance Document has not been performed in full Provided that, for the purposes of the rule against perpetuities, the perpetuity period applicable to the trust constituted under this Clause and dispositions made or to be made pursuant to this Deed and this trust, is hereby specified as a period of eighty (80) years less one (1) day from the date of this Deed.
1.3	Successors and Assigns. The expressions “Mortgagor”, “Borrower”, “Offshore Security Agent”, “Lenders” and “Finance Parties” shall where the context permits include their respective successors, transferee and permitted assigns and any persons deriving title under them.
1.4	Miscellaneous. In this Deed, unless the context requires otherwise, references to provisions of any law or regulation shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; references to this Deed or any other Finance Document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time; unless otherwise stated, references to Clauses and Schedules are to clauses of and schedules to this Deed and references to this Deed include its Schedules. Clause headings are inserted for reference only and shall be ignored in construing this Deed.

2.	MORTGAGE OF SHARES

2.1	Mortgage. In consideration of the Lenders agreeing to make the Facility available to the Borrower upon the terms and conditions of the Facility Agreement, the Mortgagor as beneficial owner mortgages, charges and assigns by way of first legal mortgage the Shares to the Offshore Security Agent as a continuing security for the due and punctual payment of the Secured Indebtedness and the due and punctual performance and observance by the Borrower of all other obligations of the Borrower contained in any Finance Document to which it is a party.

2.2	Deposit of Documents. For the purpose of enabling the Offshore Security Agent to exercise its rights under this Deed, the Mortgagor undertakes forthwith upon the execution of this Deed to deposit, or procure that there be deposited with the Offshore Security Agent;
(i)	the certificates in respect of the Shares together with instruments of transfer in respect thereof, duly executed in blank;

(ii)	signed undated letters of resignation from each director of the Borrower in the form set out in Schedule 2;

(iii)	an undated board resolution of all the directors of the Borrower to approve any transfer of the Shares effected pursuant to this Deed, accept the directors’ resignations and appoint new directors in the form set out in Schedule 3;

(iv)	duly executed letters of undertaking and authorization from each director of the Borrower relating to the documents (ii) and (iii) above, in the form set out in Schedule 4;

(v)	a duly executed letter of undertaking by the Borrower relating to registration of Shares, in the form set out in Schedule 5; and

(vi)	irrevocable general authorisations in respect of the representation of Offshore Security Agent (and its nominees) at meetings of the Borrower, in the form set out in Schedule 6.
2.3	Registration in Name of Offshore Security Agent. The Mortgagor agrees that at any time during the continuance of an Event of Default and for the duration of such continuance, the Offshore Security Agent may, at the cost of the Mortgagor (but subject to clause 11.7 of the Facility Agreement), register the Shares in the name of the Offshore Security Agent or its nominee.
2.4	Dividends and Accretions. This Deed shall extend to and include all Dividends and all stocks, shares (and the Dividends in respect thereof), rights, monies or other property accruing or offered at any time by way of redemption, substitution, bonus, preference, option or otherwise to or in respect of any of the Shares and all allotments, accretions, offers, rights, benefits and advantages whatsoever at any time accruing, made, offered or arising in respect of any of the same and all further shares in the capital of the Borrower issued subsequent hereto. If the Mortgagor shall acquire any such other stocks or shares as aforesaid, it shall forthwith deliver or procure that there be delivered to the Offshore Security Agent the certificates in respect thereof together with instruments of transfer and contract notes in respect thereof duly executed in blank to enable the same to be registered in the name of the Offshore Security Agent or its nominee.

2.5	No Liability for Calls. Nothing in this Deed shall be construed as placing on any Finance Party any liability whatsoever in respect of any calls, instalments or other payments relating to any of the Shares or any rights, shares or other securities accruing, offered or arising as aforesaid, and, subject to clause 11.7 of the Facility Agreement, the Mortgagor shall indemnify each Finance Party in respect of all calls, instalments or other payments relating to any of the Shares and to any rights, shares and other securities accruing, offered or arising as aforesaid in respect of any of the Shares.

2.6	Discharge. Promptly upon payment in full of all the Secured Indebtedness to the satisfaction of the Offshore Security Agent and cancellation of the Facility, the Offshore Security Agent shall, at the request and cost of the Mortgagor (but subject to clause 11.7 of the Facility Agreement), and in such form as the Offshore Security Agent shall approve, discharge the security created by this Deed.

3.	CONTINUING SECURITY

This Deed shall be a continuing security and shall remain in full force and effect until the Secured Indebtedness has been paid in full, notwithstanding the insolvency or liquidation or any incapacity or change in the constitution or status of the Mortgagor or any other person or any intermediate settlement of account or other matter whatsoever. This Deed is in addition to, and independent of, any Encumbrance, guarantee or other security or right or remedy now or at any time hereafter held by or available to any Finance Party.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties. The Mortgagor represents and warrants to the Offshore Security Agent that:
(a)	the Mortgagor is a company duly incorporated with limited liability and validly existing under the laws of Cayman Islands, and has full power, authority and legal right to own the Shares;

(b)	the Mortgagor has full power, authority and legal right to enter into and engage in the transactions contemplated by this Deed and has taken or obtained all necessary corporate and other action and consents to authorise the execution and performance of this Deed;

(c)	subject to Legal Reservations, this Deed constitutes legal, valid and binding obligations of the Mortgagor enforceable in accordance with its terms;

(d)	neither the execution of this Deed nor the performance by the Mortgagor of any of its obligations or the exercise of any of its rights hereunder will conflict with or result in a material breach of any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or cause any limitation placed on it or the powers of its directors to be exceeded or result in the creation of or oblige the Mortgagor to create an Encumbrance in respect of the Shares (except in favour of the Offshore Security Agent under or pursuant to this Deed);

(e)	all authorisations required from any governmental or other authority or from any shareholders or creditors of the Mortgagor for or in connection with the execution, validity and performance of this Deed have been obtained and are in full force and effect and there has been no default under the conditions of any of the same;

(f)	no litigation, arbitration or administrative proceeding is currently taking place or (to the best of its knowledge and belief) pending or threatened against the Mortgagor or its assets or revenues which, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

(g)	other than the entry of the particulars of this Deed in the register of mortgages and charges of the Mortgagor to be maintained in its registered office, it is not necessary in order to ensure the validity, enforceability, priority or admissibility in evidence in proceedings of this Deed in Hong Kong or the Cayman Islands or the PRC that it or any other document be filed or registered with any authority in Hong Kong or the Cayman Islands or the PRC or that any tax be paid in respect thereof;

(h)	the particulars of the Shares set out in Schedule 1 are accurate and the Shares described therein constitute the entire issued share capital of the Borrower at the date hereof and all the Shares have been validly issued and are fully paid up;

(i)	subject to this Deed, the Mortgagor is the sole beneficial owner of the Shares and is the legal owner of all such Shares and the Mortgagor has good and marketable title thereto;

(j)	no Encumbrance exists over all or any part of the Shares (except as created under or pursuant to this Deed);

(k)	the Mortgagor has not granted in favour of any other person any interest in or any option or other rights in respect of any of the Shares and no other person has any interest in or any option or other rights in respect of any of the Shares;

(l)	the Borrower has not issued, or resolved or agreed to issue, any additional shares to any person or granted, or resolved or agreed to grant, any option or other right to acquire any additional shares to any person;

(m)	there are no duplicate copies of the certificates in respect of the Shares or other certificates representing the Shares; and

(n)	the Mortgagor is generally subject to civil and commercial law and to legal proceedings and neither the Mortgagor nor any of its assets or revenues is entitled to any immunity or privilege (sovereign or otherwise) from any set-off, judgment, execution, attachment or other legal process.
4.2	Continuing Representation and Warranty. The Mortgagor also represents and warrants to and undertakes with the Offshore Security Agent that the foregoing representations and warranties will be true and accurate on the date of each Advance and on each Interest Payment Date with reference to the facts and circumstances subsisting as at the date on which such representations and warranties are deemed to be made.
4.3	Purpose of the Representations. Each Finance Party acknowledges and agrees that the representations set out in this Clause 4 are for risk allocation purposes under clause 15.1(d) of the Facility Agreement only, and in the event that any representation or warranty made or deemed to be made by the Mortgagor pursuant to this Clause 4 proves to have been incorrect or misleading in any respect, this shall not lead to any personal liability on the Mortgagor and no claim (other than the exercise of the rights of the Finance Parties hereunder in relation to the Shares) shall be made against the Mortgagor by any Finance Parties in respect of such representations.
5.	UNDERTAKINGS

The Mortgagor undertakes and agrees with the Offshore Security Agent throughout the continuance of this Deed and so long as the Secured Indebtedness or any part thereof remains owing that the Mortgagor will, unless the Offshore Security Agent (acting on the instructions of the Facility Agent) otherwise agrees in writing:
(a)	not create or attempt or agree to create or permit to arise or exist any Encumbrance over all or any part of the Shares or any interest therein or otherwise assign, deal with or dispose of all or any part of the Shares (except under or pursuant to this Deed);

(b)	not grant in favour of any other person any interest in or any option or other rights in respect of any of the Shares;

(c)	procure that the Borrower shall not issue, or resolve or agree to issue, any shares to any person, or grant or resolve or agree to grant any option or other right to acquire shares to any person;

(d)	at all times remain beneficial owner of the Shares and ensure that the Shares at all times constitute the entire issued share capital from time to time of the Borrower (including but not limited to when the Shares do not constitute the entire issued share capital from time to time of the Borrower, immediately take all actions to mortgage all the remaining shares in the issued share capital of the Borrower in favour of the Offshore Security Agent in accordance with Clause 2.4);

(e)	promptly notify the Offshore Security Agent if the Mortgagor becomes registered as a non-Hong Kong company in Hong Kong under Part XI of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

(f)	promptly upon the appointment of any new director of the Borrower, deposit or procure that there be deposited with the Offshore Security Agent (A) a signed undated letter of resignation by such director in the form set out in Schedule 2; (B) an undated board resolution of all the directors of the Borrower to accept the directors’ resignations and appoint new directors in the form set out in Schedule 3; (C) duly executed letters of undertaking and authorization from such director relating to the documents (A) and (B) above, in the form set out in Schedule 4;

(g)	punctually pay all calls or other payments due in respect of all or any part of the Shares;

(h)	not voluntarily commence to wind up or dissolve the Borrower;

(i)	do or permit to be done every act or thing which the Offshore Security Agent may from time to time reasonably require for the purpose of enforcing the rights of the Offshore Security Agent hereunder;

(j)	not do or cause or permit to be done anything which may in any way adversely affect the security created hereunder or the rights of the Offshore Security Agent hereunder.
6.	POWER OF SALE

6.1	Enforceability. During the continuance of an Event of Default, the Offshore Security Agent or its nominee may, without further notice or authority, sell or dispose of all or any part of the Shares and may apply the proceeds of any such sale or disposition in or towards the discharge of the costs thereby incurred and of the Secured Indebtedness in such manner as it in its absolute discretion thinks fit.

6.2	Sale of Shares. The Offshore Security Agent shall be entitled to exercise such power of sale in such manner and at such time or times and for such consideration (whether payable immediately or by instalments) as it shall in its absolute discretion think fit (whether by private sale, public auction or otherwise) and so that the Shares (or any relevant part thereof) may be sold (i) subject to any conditions which the Offshore Security Agent may think fit to impose, (ii) to any person (including any person connected with the Mortgagor, the Borrower or any Finance Party, provided that any sale to a person connected with any Finance Party shall be entered into in good faith at a fair market value) and (iii) at any price which the Offshore Security Agent, in its absolute discretion, considers to be the best obtainable in the circumstances taking into account the nature of the Borrower as a private company.

6.3	Dividends. At any time during the continuance of an Event of Default, any Dividends which have been or may be received or receivable by the Offshore Security Agent or any nominee of the Offshore Security Agent may be applied by the Offshore Security Agent as though they were proceeds of sale hereunder and any Dividends declared or paid during the continuance of an Event of Default which may be received or receivable by the Mortgagor shall be paid forthwith upon receipt to the Offshore Security Agent and may be applied by the Offshore Security Agent as though they were proceeds of sale hereunder.

6.4	Purchaser Not Bound to Enquire. The Offshore Security Agent is authorised to give a good discharge for any moneys received by it pursuant to the exercise of its power of sale and a purchaser shall not be bound to enquire whether the power of sale has arisen as herein provided nor be concerned with the manner of application of the proceeds of sale.

6.5	No Liability for Losses. The Mortgagor shall not have any claim against the Offshore Security Agent or its nominee or any other Finance Party in respect of any loss arising out of any such sale or any postponement thereof howsoever caused and whether or not a better price could or might have been obtained upon the sale of the Shares or any of them by deferring or advancing the date of such sale or otherwise howsoever.

6.6	Waiver of Pre-emption Rights. The Mortgagor waives any right it may have under the articles of association of the Borrower or otherwise to purchase the Shares or any of them in the event that they are sold or otherwise disposed of pursuant to the power of sale contained in this Clause.

7.	DIVIDENDS AND VOTING RIGHTS

7.1	Dividends and Voting Rights. At any time during the continuance of an Event of Default, the Offshore Security Agent shall have complete discretion to retain the Dividends received by the Offshore Security Agent and to exercise or abstain from exercising all voting and other rights and powers attaching to the Shares as the Offshore Security Agent in its absolute discretion thinks fit without being liable for any losses which the Mortgagor may suffer as a result thereof. For the avoidance of doubt, if there is not a continuing Event of Default, the Mortgagor shall have complete discretion to retain the Dividends received by it and to exercise or abstain from exercising all voting and other rights and powers attaching to the Shares.

7.2	Authority to Sign Proxies. The Mortgagor irrevocably authorises the Offshore Security Agent to sign on its behalf and on behalf of each person holding any of the Shares as the nominee of the Mortgagor any proxies or other documents which the Offshore Security Agent may require to enable the Offshore Security Agent to exercise such voting and other rights and powers attaching to the Shares in accordance with this Deed.

8.	CLAIMS BY MORTGAGOR

The Mortgagor represents to and undertakes with the Offshore Security Agent that it has not taken and will not take any security in respect of its liability under this Deed whether from the Borrower or any other person. So long as any sum remains owing by the Borrower to any Finance Party, the Mortgagor shall not exercise any right of subrogation, contribution or any other rights of a surety or enforce any security or other right or claim against the Borrower (whether in respect of its liability under this Deed or otherwise) or any other person who has guaranteed or given any security in respect of the Secured Indebtedness or claim in the insolvency or liquidation of the Borrower or any such other person in competition with any Finance Party. If the Mortgagor receives any payment or benefit in breach of this Clause, it shall hold the same upon trust for the Offshore Security Agent as a continuing security for the Secured Indebtedness.

9.	TAXES AND OTHER DEDUCTIONS

All sums payable by the Mortgagor under this Deed shall be paid in full without set-off or counterclaim or any restriction or condition and free and clear of any tax or other deductions or withholdings of any nature. If the Mortgagor or any other person is required by any law or regulation to make any deduction or withholding (on account of tax or otherwise) from any payment for the account of any Finance Party, the Mortgagor shall, together with such payment, pay such additional amount as will ensure that such Finance Party receives (free and clear of any tax or other deductions or withholdings) the full amount which it would have received if no such deduction or withholding had been required. The Mortgagor shall promptly forward to the Offshore Security Agent copies of official receipts or other evidence showing that the full amount of any such deduction or withholding has been paid over to the relevant taxation or other authority.

10.	COSTS, CHARGES AND EXPENSES

Subject to clause 11.7 of the Facility Agreement, the Mortgagor shall from time to time forthwith on demand pay to or reimburse each Finance Party for:

(a)	all reasonable costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses, provided that any travel expenses are incurred in relation to the economy class of the relevant type of transportation involved) incurred by any Finance Party in connection with the preparation, execution and registration of this Deed and the Security Documents to which Far East Energy or any Personal Shareholder is a party and any other documents required in connection herewith and any amendment to or extension of, or the giving of any consent or waiver in connection with, this Deed or any Security Documents to which Far East Energy or any Personal Shareholder is a party if the same is requested by the Mortgagor, the Borrower, Far East Energy or any Personal Shareholder; and

(b)	all costs, charges and expenses (including legal and other fees on a full indemnity basis and all other out-of-pocket expenses, provided that any travel expenses are incurred in relation to the economy class of the relevant type of transportation involved) incurred by any Finance Party in investigating any event which it reasonably believes is an Event of Default or Potential Event of Default or in exercising any of its or their rights or powers hereunder or under any Security Document to which Far East Energy or any Personal Shareholder is a party or in suing for or seeking to recover any sums due hereunder or thereunder or otherwise preserving or enforcing its or their rights hereunder or thereunder or in defending any claims brought against it or them in respect of this Deed and any such Security Document or in releasing or re-assigning this Deed and any such Security Document upon payment of all monies hereby secured, and, until payment of the same in full, all such costs, charges and expenses shall be secured by this Deed.
11.	INDEMNITY

11.1	General Indemnity. Subject to clause 11.7 of the Facility Agreement, the Mortgagor shall indemnify each Finance Party against all losses, liabilities, damages, costs and expenses incurred by it in the execution or performance of the terms and conditions hereof and against all actions, proceedings, claims, demands, costs, charges and expenses which may be incurred, sustained or arise in respect of the non-performance or non-observance of any of the undertakings and agreements on the part of the Mortgagor herein contained or in respect of any matter or thing done or omitted relating in any way whatsoever to the Shares.

11.2	Currency Indemnity. If an amount due to any Finance Party from the Mortgagor in one currency (the “first currency”) is received by such Finance Party in another currency (the “second currency”), the Mortgagor’s obligations to such Finance Party in respect of such amount shall only be discharged to the extent that such Finance Party may purchase the first currency with the second currency in accordance with normal banking procedures. If the amount of the first currency which may be so purchased (after deducting any costs of exchange and any other related costs) is less than the amount so due, the Mortgagor shall indemnify such Finance Party against the shortfall. This indemnity shall be an obligation of the Mortgagor independent of and in addition to its other obligations under this Deed.

11.3	Payment and Security. The Offshore Security Agent may retain and pay out of any money in the Offshore Security Agent’s hands all sums necessary to effect the indemnity contained in this Clause and all sums payable by the Mortgagor under this Clause shall form part of the monies hereby secured.

12.	FURTHER ASSURANCE

12.1	Further Assurance. The Mortgagor shall at any time and from time to time (whether before or after the security hereby created shall have become enforceable) execute such further legal or other mortgages, charges or assignments and do all such transfers, assurances, acts and things as the Offshore Security Agent may reasonably require over or in respect of the Shares to secure all monies, obligations and liabilities hereby covenanted to be paid or hereby secured or for the purposes of perfecting and completing any assignment of the Offshore Security Agent’s rights, benefits or obligations hereunder and the Mortgagor shall also give all notices, orders and directions which the Offshore Security Agent may reasonably require.

12.2	Agreement to Execute Further Documents. Without limiting the foregoing, the Mortgagor agrees from time to time to execute and sign or to procure that the person for the time being holding any of the Shares as the Mortgagor’s nominee executes and signs all transfers, powers of attorney, proxies and other documents which the Offshore Security Agent may reasonably require for perfecting the Offshore Security Agent’s title to any of the Shares or for vesting or enabling it to vest the same in itself, its nominee or in any purchaser including, without limitation, procuring to be duly passed such resolutions by the directors of the Borrower and such resolutions by the Mortgagor or the person holding any of the Shares as the Mortgagor’s nominee in an extraordinary general meeting of the Borrower as the Offshore Security Agent shall reasonably require for the purposes of approving and passing for registration any transfers of any of the Shares, altering the Borrower’s memorandum or articles of association, removing any directors of the Borrower, appointing new directors of the Borrower nominated by the Offshore Security Agent or for such other purposes as the Offshore Security Agent shall from time to time reasonably require.

12.3	Enforcement of Offshore Security Agent’s Rights. The Mortgagor will do or permit to be done everything which the Offshore Security Agent may from time to time require to be done for the purpose of enforcing the Offshore Security Agent’s rights hereunder and will allow the name of the Mortgagor to be used as and when required by the Offshore Security Agent for that purpose.

13.	POWER OF ATTORNEY

The Mortgagor irrevocably appoints the Offshore Security Agent by way of security to be its attorney (with full power of substitution) and in its name or otherwise on its behalf and as its act and deed to sign, seal, execute, deliver, perfect and do all deeds, instruments, acts and things which may be reasonably required or which the Offshore Security Agent shall reasonably think proper or expedient for carrying out any obligations imposed on the Mortgagor hereunder or for exercising any of the powers hereby conferred or for giving to the Offshore Security Agent the full benefit of this security and so that the appointment hereby made shall operate to confer on the Offshore Security Agent authority to do on behalf of the Mortgagor anything which it can lawfully do by an attorney. The Mortgagor ratifies and confirms and agrees to ratify and confirm any deed, instrument, act or thing which such attorney or substitute may execute or do.

14.	EVIDENCE OF DEBT

Any statement of account purporting to show an amount due from the Borrower under any Finance Document to which it is a party or from the Mortgagor under this Deed and signed as correct by a duly authorised officer of the Facility Agent shall, in the absence of manifest error, be conclusive evidence of the amount so due.

15.	SUSPENSE ACCOUNT

15.1	Right to Credit Suspense Account. The Offshore Security Agent may place and keep any monies received by virtue of this Deed (whether before or after the insolvency or liquidation of the Mortgagor or the Borrower) to the credit of a suspense account for so long as the Offshore Security Agent may think fit in order to preserve the rights of any Finance Party to sue or prove for the whole amount of its claims against the Mortgagor or the Borrower or any other person.

15.2	Subsequent Encumbrances. If any Finance Party receives notice of any breach of Clauses 5(b) or 5(c), any Finance Party may open a new account for the Borrower. Whether or not they do so they shall each be treated as if they had opened a new account at the time of such breach (unless it or they give written notice to the contrary to the Mortgagor). As from the time of such breach all payments made by or on behalf of the Borrower to or received pursuant to this Deed by any Finance Party shall be credited or treated as having been credited to the new account and shall not operate to reduce the amount due from the Borrower or the Mortgagor to such Finance Party at the time of such breach.

16.	WAIVER AND SEVERABILITY

No failure or delay by the Offshore Security Agent in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law. If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Deed, shall not be affected or impaired thereby.

17.	MISCELLANEOUS

17.1	Continuing Obligations. The liabilities and obligations of the Mortgagor under this Deed shall remain in force notwithstanding any act, omission, event or circumstance whatsoever, until full, proper and valid payment of the Secured Indebtedness.

17.2	Protective Clauses. Without limiting Clause 17.1, neither the liability of the Mortgagor nor the validity or enforceability of this Deed shall be prejudiced, affected or discharged by:
(a)	any other Finance Document, Encumbrance, guarantee or other security or right or remedy being or becoming held by or available to any Finance Party or by any of the same being or becoming wholly or partly void, voidable, unenforceable or impaired or by any Finance Party at any time releasing, refraining from enforcing, varying or in any other way dealing with any of the same or any power, right or remedy any Finance Party may now or hereafter have from or against the Mortgagor or the Borrower or any other person or the granting of any time or indulgence to the Mortgagor or the Borrower or any other person;

(b)	any variation or modification of any Finance Document or any other document referred to therein;

(c)	the invalidity or unenforceability of any obligation or liability of the Borrower or the Mortgagor under any Finance Document to which it is a party;

(d)	the insolvency or liquidation or any incapacity, disability or limitation or any change in the constitution or status of the Borrower or the Mortgagor;

(e)	any invalidity or irregularity in the execution of this Deed or any of the other Finance Documents or any deficiency in the powers of the Mortgagor or the Borrower to enter into or perform any of its obligations hereunder or under any of the other Finance Documents to which it is a party or any irregularity in the exercise thereof or any lack of authority by any person purporting to act on behalf of the Mortgagor or the Borrower;

(f)	any waiver, exercise, omission to exercise, compromise, renewal or release of any rights against the Mortgagor or the Borrower or any other person or any compromise, arrangement or settlement with any of the same;

(g)	any act, omission, event or circumstance which would or may but for this provision operate to prejudice, affect or discharge this Deed or the liability of the Mortgagor or the Borrower hereunder.

17.3	Unrestricted Right of Enforcement. This Deed may be enforced without the Finance Parties first having recourse to any other security or rights or taking any other steps or proceedings against the Borrower or the Mortgagor or any other person or may be enforced for any balance due after resorting to any one or more other means of obtaining payment or discharge of the monies, obligations and liabilities hereby secured.

17.4	Discharges and Releases. Notwithstanding any discharge, release or settlement from time to time between any Finance Party and the Mortgagor, if any security, disposition or payment granted or made to any Finance Party in respect of the Secured Indebtedness by the Mortgagor or the Borrower or any other person is avoided or set aside or ordered to be surrendered, paid away, refunded or reduced by virtue of any provision, law or enactment relating to bankruptcy, insolvency, liquidation, winding- up, composition or arrangement for the time being in force or for any other reason, the Offshore Security Agent shall be entitled hereafter to enforce this Deed as if no such discharge, release or settlement had occurred.

17.5	Finance Parties’ Rights Several. The rights of the Finance Parties under this Deed are several and accordingly:
(a)	the amount at any time due hereunder to each Finance Party shall be a separate and independent debt and each Finance Party shall be entitled to protect and enforce its rights arising out of this Deed; and

(b)	the failure of any Finance Party to perform its obligations under the Facility Agreement or under this Deed shall not affect the rights of the other Finance Parties under this Deed.
17.6	Pro Rata Sharing. The Mortgagor acknowledges that, if at any time any Finance Party receives any amount from the Mortgagor, the Borrower or any other person in respect of sums due from the Borrower or the Mortgagor under the Facility Agreement or under any Finance Document (other than through the Facility Agent pursuant to the Facility Agreement) whether by way of voluntary or involuntary payment, set-off or otherwise, it will promptly pay to the Facility Agent the amount so received for distribution to the Finance Parties in accordance with the Facility Agreement. The Facility Agent shall treat such amount as if it were a payment directly to the Facility Agent on account of sums due from the Borrower or the Mortgagor under the Facility Agreement or any Finance Document so that, as between the Mortgagor and the Finance Party who originally received the amount, the amount shall not be treated as having been paid and such Finance Party shall retain all its rights against the Mortgagor or the Borrower or otherwise with respect to such amount (except to the extent of any sum received by it from such distribution by the Facility Agent). Notwithstanding the foregoing provisions of this Clause,
(a)	in respect of any amount received by any Finance Party arising from any legal proceeding brought against the Mortgagor, the Borrower or any other person for recovering any amount due and payable to such Finance Party under the Facility Agreement and any Finance Document, such Finance Party is not obliged to share such received amount with any other Finance Party who has the legal right to participate in such legal proceeding but has not participated after obtaining a reasonable opportunity to so participate, and has not on its own behalf commenced (and use its best endeavours to proceed with) any enforcement of its rights against the Mortgagor, the Borrower or any other person; and

(b)	if any Finance Party is obliged to refund the Mortgagor, the Borrower or any other person any part of the amount received from the Mortgagor, the Borrower or such other person and shared according to this Clause, each other Finance Party shall provide the Facility Agent such funds which such Finance Party is obliged to refund (after deducting (the appropriate portion of) such amount distributed to and received by such Finance Party by the Facility Agent).
17.7	Amendment. Any amendment or waiver of any provision of this Deed and any waiver of any default under this Deed shall only be effective if made in writing and signed by the Offshore Security Agent and (in relation to any amendment of any provision of this Deed) the Mortgagor.

17.8	Counterparts.
(a)	This Deed (i) may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed; and (ii) the executed signature pages of each party to this Deed may be collated into and attached to any number of single copies of this Deed, pursuant to paragraph (b) below, as if each of them had been executed by both parties in a single copy, and this has the same effect as if the Deed had been executed in the relevant number of single copies.

(b)	If the parties to this Deed choose to execute the same in accordance with paragraph (a)(ii) above, each party will transmit its signed signature page(s) either to (i) Baker & McKenzie (or such other person authorised by each party to this Deed) or (ii) the Offshore Security Agent (or such other person authorised by the Offshore Security Agent) (each person referred to in paragraphs (i) and (ii) above a “Recipient”), and the Recipient shall be and shall be deemed to be authorised by each such party, upon receipt of the executed signature pages of each party to this Deed, to collate and attach them into single copies of the Deed (with one executed signature page of each party being collated into and attached to one such single copy). For the avoidance of doubt, the Recipient shall have no further duties connected with its position as Recipient.
17.9	Recovery of Costs. The parties to this Deed agree to and to be bound by the provisions of clause 11.7 of the Facility Agreement and that such provisions shall be deemed to be incorporated into this Deed as if they were set out in full in this Deed, mutatis mutandis. Accordingly, to the extent that any Finance Party is entitled to make a demand for payment against the Mortgagor in accordance with clause 11.7 of the Facility Agreement, the Mortgagor shall upon such demand make the relevant payment accordingly.

18.	ASSIGNMENT

18.1	The Mortgagor, The Mortgagor shall not assign any of its rights hereunder.

18.2	The Offshore Security Agent and Finance Parties. Any of the Offshore Security Agent and the other Finance Parties may assign or grant participations in all or any part of their rights under this Deed and make disclosures in accordance with the provisions of clause 22 of the Facility Agreement but as if references therein to the Borrower were references to the Mortgagor.

19.	NOTICES

19.1	Delivery. Each notice, demand or other communication to be given or made under this Deed shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other party):

To the Mortgagor:	MIE HOLDINGS CORPORATION Room 402, Block C, Yuanda Center Huizhong Road, Chaoyang, Beijing PRC

	Fax Number:	(8610) 5123 8866
	Attention:	Mr. Zhang Rui Lin / Mr. Forrest
Dietrich / Mr. Allen Mak

With a copy to:

MI Energy Corporation Room 402, Block C, Yuanda Center Huizhong Road, Chaoyang, Beijing PRC

	Fax Number:	(8610) 5123 8866
	Attention:	Mr. Zhang Rui Lin / Mr. Forrest
Dietrich / Mr. Allen Mak

To the Offshore Security Agent:	CITIC Ka Wah Bank Limited 9/F., Lippo Centre, Tower 1 89 Queensway Central Hong Kong

	Fax Number:	(852) 3603 4398
	Attention:	Ms. Janice Sze / Ms. Windy Lau

19.2	Deemed Delivery. Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address and (b) if given or made by fax, when despatched with electronic confirmation of complete and error-free transmission, Provided that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

20.	GOVERNING LAW AND JURISDICTION

20.1	Law. This Deed and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong.

20.2	Jurisdiction. The Mortgagor agrees that any legal action or proceeding arising out of or relating to this Deed may be brought in the courts of Hong Kong and irrevocably submits to the non-exclusive jurisdiction of such courts.

20.3	Process Agent. The Mortgagor hereby appoints Law Debenture Services (H.K.) Limited (the “Process Agent”) to be its agent to accept on behalf of the Mortgagor service of process issued by the Offshore Security Agent in relation to this Deed. In the event of any action being commenced in relation to this Deed, the Mortgagor agrees that the process by which such action is commenced shall be sufficiently served on the Mortgagor, and shall be deemed to have been so served, if addressed to the Process Agent and left at or sent by post to the following address:

Room 3105, Alexandra House, 18 Chater Road, Central, Hong Kong

or to the registered office for the time being of the Process Agent. Notice of any change of Process Agent and/or its address for service in Hong Kong may be given to the Offshore Security Agent in writing by the Mortgagor, in which case the new details of the new Process Agent and/or address will only apply with effect from the fifteenth (15th) day after receipt of such notice by the Offshore Security Agent. If service of process on the Process Agent is impracticable because the address for service has ceased to exist or otherwise, the Mortgagor agrees that, so long as the Offshore Security Agent has arranged for the relevant documents to be couriered to the Mortgagor’s address as set out in Clause 19.1 (whether or not the Mortgagor has received such documents), the process shall be sufficiently served by inserting an advertisement of such process in an issue of a daily newspaper in Hong Kong, whereupon service shall be deemed to have been effected on the day of publication of such advertisement.

20.4	No Limitation on Right of Action. Nothing herein shall limit the right of the Finance Parties to commence any legal action against the Mortgagor and/or its property in any other jurisdiction or to serve process in any manner permitted by law, and the taking of proceedings in any jurisdiction shall not preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

20.5	Waiver; Final Judgment Conclusive. The Mortgagor irrevocably and unconditionally waives any objection which it may now or hereafter have to the choice of Hong Kong as the venue of any legal action arising out of or relating to this Deed. The Mortgagor also agrees that a final judgment against it in any such legal action shall be final and conclusive and may be enforced in any other jurisdiction, and that a certified or otherwise duly authenticated copy of the judgment shall be conclusive evidence of the fact and amount of its indebtedness.

20.6	Waiver of Immunity. The Mortgagor irrevocably waives any immunity to which it or its property may at any time be or become entitled, whether characterised as sovereign immunity or otherwise, from any set-off or legal action in Hong Kong or elsewhere, including immunity from service of process, immunity from jurisdiction of any court or tribunal, and immunity of any of its property from attachment prior to judgment or from execution of a judgment.

21.	LANGUAGE

This Deed shall be prepared and executed in both English and Chinese. In case of any inconsistency between the English version and the Chinese version of this Deed, the English version shall prevail.
IN WITNESS whereof this Deed has been executed by the parties hereto and is intended to be and is hereby delivered on the day and year first above written.

Schedule 1
Particulars of Shares

Name of Registered	Description and	Share Certificate
Shareholder	No. of Shares	Number

MIE Holdings Corporation	50,000 Ordinary Shares of US$ 1.00 each	Share Certificate No. 00014 representing 33,500 ordinary shares

Share Certificate No. 00015 representing 8,000 ordinary shares

Share Certificate No. 00016 representing 8,500 ordinary shares

Schedule 2
Form of Letter of Resignation
To:	The Board of Directors of MI ENERGY CORPORATION (the “Company”)
I,               , hereby resign my position as a director of the Company with effect from                                                               20     and waive all claims to fees or compensation in connection with my resignation.
Dated this     day of     20

SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[name of relevant director]	)
in the presence of	)
Witness:

[On duplicate]
I certify that the original of this notice was posted to the registered office of the Company on                      20

[name of relevant director]

Schedule 3
Directors’ Resolutions
MI ENERGY CORPORATION
(the “Company”)
Resolutions of the Directors of the Company passed pursuant to the Company’s Articles of Association.
1.	Resolved: that the unconditional and irrevocable resignation of each of the following Directors of the Company now in office be accepted with immediate effect:

2.	Resolved: that the following person(s) be appointed Directors of the Company with immediate effect:

3.	Noted: that the instrument(s) of transfer (the Transfer(s)) executed by MIE Holdings Corporation and transferring shares in the Company from MIE Holdings Corporation to was/were provided to the directors of the Company,

Resolved: that the share transfer(s) evidenced by the Transfer(s) be approved, that upon presentation of the instrument(s) of transfer, the transferee(s) named therein be entered in the register of the members of the Company in respect of the shares so transferred, that new share certificate(s) in respect of such shares be sealed with the common seal of the Company in accordance with the Articles of Association of the Company and issued to the transferee(s) as appropriate.
Dated:

Name: [	]	Name : [	]
Director		Director

Name: [	]	Name: [	]
Director		Director

Schedule 4
Form of Letter of Undertaking and Authorisation (Director)
To: CITIC Ka Wah Bank Limited as Offshore Security Agent (as defined in the Share Mortgage referred to below, and such expression shall include its successors, transferee and permitted assigns and any persons deriving title under them)
Dear Sirs,
Share Mortgage dated [                    ] 2009 between MIE Holdings Corporation as mortgagor and CITIC Ka Wah Bank Limited as Offshore Security Agent (as amended from time to time, the “Share Charge”) in respect of, among other things, the shares in MI Energy Corporation (the “Company”)
I hereby unconditionally and irrevocably:
1.	undertake to procure, at any time that the security constituted by the Share Charge is enforceable in accordance with its terms, to the extent of my powers as a director of the Company, that any or all of the shares in the Company which are charged to the Offshore Security Agent pursuant to the Share Charge shall upon and in accordance with your request be promptly registered in the name of the Offshore Security Agent or (at the request of the Offshore Security Agent) any person(s) whom the Offshore Security Agent may nominate; and

2.	authorise each of the Offshore Security Agent and any other person(s) authorised by the Offshore Security Agent severally to complete, date and put into effect, at any time after the security constituted by the Share Charge shall have become enforceable in accordance with its terms:
(a)	any letter of resignation signed by me and delivered pursuant to Clause 2.2 of the Share Charge;

(b)	any written resolutions of the board of directors of the Company signed by me delivered pursuant to Clause 2.2 of the Share Charge; and

(c)	any other document signed by me and delivered pursuant to Clause 2.2 of the Share Charge.
This Deed and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong.
IN WITNESS whereof this Deed has been executed by the party hereto and is intended to be and is hereby delivered on the day and year written below.
Dated:

SIGNED, SEALED and DELIVERED	)
as a DEED by	)
[name of relevant director]	)
in the presence of	)
Witness:

Schedule 5
Form of Letter of Undertaking (Company)
To:	CITIC Ka Wah Bank Limited as Offshore Security Agent (as defined in the Share Mortgage referred to below, and such expression shall include its successors, transferee and permitted assigns and any persons deriving title under them)
Dear Sirs,
Share Mortgage dated [                    ] 2009 between MIE Holdings Corporation as mortgagor and CITIC Ka Wah Bank Limited as Offshore Security Agent (as amended from time to time, the “Share Charge”) in respect of, among other things, the shares in MI Energy Corporation (the “Company”)
We, the Company, hereby irrevocably and unconditionally undertakes and agrees with the Offshore Security Agent that:
1.	the Company shall, upon and in accordance with the request of the Offshore Security Agent, promptly and duly register all or any Shares in the name of the Offshore Security Agent or (at the request of the Offshore Security Agent) any person(s) whom the Offshore Security Agent may nominate;

2.	the Company shall not issue, or resolve or agree to issue, any shares to any person, or grant or resolve or agree to grant any option or other right to acquire shares to any person; and

3.	the Company shall notify the Offshore Security Agent immediately should there be any breach of the undertaking under paragraph 2 above.
This Deed and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong.
IN WITNESS whereof this Deed has been executed by the party hereto and is intended to be and is hereby delivered on the day and year written below.
Dated:

THE COMMON SEAL of	)
MI ENERGY CORPORATION	)
was affixed to this Deed	)
in the presence of	)

Schedule 6
Appointment of Corporate Representative

To :	MI ENERGY CORPORATION
Share Mortgage dated [                    ] 2009 between MIE Holdings Corporation (“Shareholder”) as mortgagor and CITIC Ka Wah Bank Limited as Offshore Security Agent (as amended from time to time, the “Share Charge”) in respect of, among other things, the shares in MI Energy Corporation (the “Company”)
Notice is hereby given that the Shareholder (with its registered office at c/o the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands), being the sole shareholder of the Company and by resolution of its Board of Directors at a duly and properly convened meeting, authorised any director or officer for the time being of CITIC Ka Wah Bank Limited as Offshore Security Agent (as defined in the Share Mortgage, and such expression shall include its successors, transferee and permitted assigns and any persons deriving title under them) with an office at 9/F., Lippo Centre, Tower 1, 89 Queensway, Central, Hong Kong to act as the representative of the Shareholder to, at any time that the security constituted by the Share Charge is enforceable in accordance with its terms, attend, act and vote on behalf of the Shareholder at any meeting of the shareholders of the Company (and at any adjournment thereof) held at any time and to sign any resolutions in writing.
     The Shareholder hereby declares that this appointment is and shall remain irrevocable for so long as the Deed remains in force.
This Deed and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong.
IN WITNESS whereof this Deed has been executed by the party hereto and is intended to be and is hereby delivered on the day and year written below.
Dated :                           , 2009

SIGNED by as a	)
Deed and SEALED and DELIVERED	)
as a Deed by	)
MIE HOLDINGS CORPORATION	)
in his presence	)
)
)
	)	Signatory
)
)
	)	Witness

SIGNED by Zhang Ruilin as a	)
Deed and SEALED and DELIVERED	)
as a Deed by	)
MIE HOLDINGS CORPORATION	)
in his presence	)
)
)
	)	/s/ Zhang Ruilin

	)	Signatory
	)	/s/ Adrian Lawrence

	)	Witness
THE OFFSHORE SECURITY AGENT

SIGNED for and on behalf of	)
CITIC KA WAH BANK LIMITED	)	/s/ Sunny Ng /s/ Stephen Ching
by Sunny Ng, Stephen Ching	)